Exhibit 99.1
RISK FACTORS
     You should carefully consider each of the following risks together with the other information contained in this Report and all of the information set forth in our filings with the SEC. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected.
Risks Related to Our Petroleum Business
     Volatile margins in the refining industry may cause volatility or a decline in our future results of operations and decrease our cash flow.
     Our petroleum business’ financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. Future volatility in refining industry margins may cause volatility or a decline in our results of operations, since the margin between refined product prices and feedstock prices may decrease below the amount needed for us to generate net cash flow sufficient for our needs. Although an increase or decrease in the price for crude oil generally results in a similar increase or decrease in prices for refined products, there is normally a time lag in the realization of the similar increase or decrease in prices for refined products. The effect of changes in crude oil prices on our results of operations therefore depends in part on how quickly and how fully refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, could have a significant negative impact on our earnings, results of operations and cash flows.
     In 2008 we have experienced extremely high oil prices. There are a number of reasons why high crude oil costs and current crack spreads have a negative impact on our business. First, as crack spreads increase in absolute terms in connection with higher crude oil prices, we realize increasing losses on the Cash Flow Swap. We expect the Cash Flow Swap will continue to have a material negative effect on our earnings through at least June 2009. Second, every barrel of crude oil that we process yields approximately 88% high performance transportation fuels and approximately 12% less valuable byproducts such as pet coke, slurry and sulfur and volumetric losses (lost volume resulting from the change from liquid form to solid). Whereas crude oil costs have increased, sales prices for many byproducts have not increased in the same proportions, resulting in lower earnings. Refined product sales prices have also failed to keep pace with crude oil costs. High oil prices have had a material adverse effect on the profitability of oil refineries generally, including us. If oil prices remain at their current levels or move higher, our profitability will be materially adversely effected.
     If we are required to obtain our crude oil supply without the benefit of our credit intermediation agreement, our exposure to the risks associated with volatile crude prices may increase and our liquidity may be reduced.
     We currently obtain the majority of our crude oil supply through a crude oil credit intermediation agreement with J. Aron, which minimizes the amount of in transit inventory and mitigates crude pricing risks by ensuring pricing takes place extremely close to the time when the crude is refined and the yielded products are sold. In the event this agreement is terminated or is not renewed prior to expiration we may be unable to obtain similar services from another party at the same or better terms as our existing agreement. The current credit intermediation agreement expires on December 31, 2008 and will automatically extend for an additional one year term unless either party elects not to extend the agreement. Further, if we were required to obtain our crude oil supply without the benefit of an intermediation agreement, our exposure to crude pricing risks may increase, even despite any hedging activity in which we may engage, and our liquidity would be negatively impacted due to the increased inventory and the negative impact of market volatility.
     Our internally generated cash flows and other sources of liquidity may not be adequate for our capital needs.
     If we cannot generate adequate cash flow or otherwise secure sufficient liquidity to meet our working capital needs or support our short-term and long-term capital requirements, we may be unable to meet our debt obligations, pursue our business strategies or comply with certain environmental standards, which would have a material adverse effect on our business and results of operations. As of June 30, 2008, we had cash, cash equivalents and short-term investments of $20.6 million and $91.1 million available under our revolving credit facility. As of August 11, 2008, we had cash, cash equivalents and short-term investments of $44.5 million and up to $112.6 million available under our revolving credit facility. In the current crude oil price environment, working capital is subject to substantial variability from week-to-week and month-to-month.
     We have substantial short-term and long-term capital needs. Our short-term working capital needs are primarily crude oil purchase requirements, which fluctuate with the pricing and sourcing of crude oil. In 2008 we have experienced extremely high oil prices which have substantially increased our short-term working capital needs. Our long-term capital needs include capital expenditures we are required to make to comply with Tier II gasoline standards, on-road diesel regulations, off-road diesel regulations and the Consent Decree. We also have significant short-term and long-term needs for cash, including deferred payments of $123.7 million plus accrued interest ($6.7 million as of August 1, 2008) that are owed under the Cash Flow Swap with J. Aron. We entered into a letter agreement with J. Aron on July 29, 2009 to defer to December 15, 2008 the payment of $87.5 million of the $123.7 million plus accrued interest we owe. The remaining $36.2 million plus accrued interest will be due on August 31, 2008 (or earlier at the company’s option). If we consummate our proposed offering of convertible notes before December 15, 2008, the $87.5 million deferral will automatically extend to July 31, 2009. Our liquidity and earnings will be materially negatively impacted by the effects of the Cash Flow Swap through at least June 2009. We paid J. Aron $52.4 million on July 8, 2008 for crude oil we settled with respect to the quarter ending June 30, 2008 and expect to pay it additional amounts for crude oil we have settled or will settle with respect to the quarter ending September 30, 2008 on October 7, 2008. See “Risks Related to our Entire Business — Our commodity derivative activities have historically resulted and in the future could result in losses and in period-to-period earning volatility.” In addition, we currently estimate that mandatory capital and turnaround expenditures, excluding the non-recurring capital expenditures required to comply with Tier II gasoline standards, on-road diesel regulations, off-road diesel regulations and the Consent Decree described above, will average approximately $48 million per year over
     Disruption of our ability to obtain an adequate supply of crude oil could reduce our liquidity and increase our costs.
     Our refinery requires approximately 85,000 to 100,000 bpd of crude oil in addition to the light sweet crude oil we gather locally in Kansas, northern Oklahoma and southwest Nebraska. We obtain a portion of our non-gathered crude oil, approximately 22% in 2007, from foreign sources such as Latin America, South America, the Middle East, West Africa, Canada and the North Sea. The actual amount of foreign crude oil we purchase is dependent on market conditions and will vary from year to year. We are subject to the political, geographic, and economic risks attendant to doing business with suppliers located in those regions. Disruption of production in any of such regions for any reason could have a material impact on other regions and our business. In the event that one or more of our traditional suppliers becomes unavailable to us, we may be unable to obtain an adequate supply of crude oil, or we may only be able to obtain our crude oil supply at unfavorable prices. As a result, we may experience a reduction in our liquidity and our results of operations could be materially adversely affected.
     Severe weather, including hurricanes along the U.S. Gulf Coast, could interrupt our supply of crude oil. For example, the hurricane season in 2005 produced a record number of named storms, including hurricanes Katrina and Rita. The location and intensity of these storms caused extreme amounts of damage to both crude and natural gas production as well as extensive disruption to many U.S. Gulf Coast refinery operations, although we believe that substantially most of this refining capacity has been restored. These events caused both price spikes in the commodity markets as well as substantial increases in crack spreads in absolute terms. Supplies of crude oil to our refinery are periodically shipped from U.S. Gulf Coast production or terminal facilities, including through the Seaway Pipeline from the U.S. Gulf Coast to Cushing, Oklahoma. U.S. Gulf Coast facilities could be subject to damage or production interruption from hurricanes or other severe weather in the future which could interrupt or materially adversely affect our crude oil supply. If our supply of crude oil is interrupted, our business, financial condition and results of operations could be materially adversely impacted.
     Our profitability is partially linked to the light/heavy and sweet/sour crude oil price spreads. A decrease in either of the spreads would negatively impact our profitability.
     Our profitability is partially linked to the price spreads between light and heavy crude oil and sweet and sour crude oil within our plant capabilities. We prefer to refine heavier sour crude oils because they have historically provided wider refining margins than light sweet crude. Accordingly, any tightening of the light/heavy or sweet/sour spreads could reduce our profitability. The light/heavy and sweet/sour spread has declined in recent months, which has resulted, and in the future may continue to result, in a decline in profitability.
     The new and redesigned equipment in our facilities may not perform according to expectations, which may cause unexpected maintenance and downtime and could have a negative effect on our future results of operations and financial condition.
     During 2007 we upgraded all of the units in our refinery by installing new equipment and redesigning older equipment to improve refinery capacity. The installation and redesign of key equipment involves significant risks and uncertainties, including the following:
• our upgraded equipment may not perform at expected throughput levels;
• the yield and product quality of new equipment may differ from design; and
• redesign or modification of the equipment may be required to correct equipment that does not perform as expected, which could require facility shutdowns until the equipment has been redesigned or modified.
     In the second half of 2007 we also repaired certain of our equipment as a result of the flood. This repaired equipment is subject to similar risks and uncertainties as described above. Any of these risks associated with new equipment, redesigned older equipment, or repaired equipment could lead to lower revenues or higher costs or otherwise have a negative impact on our future results of operations and financial condition.
     If our access to the pipelines on which we rely for the supply of our feedstock and the distribution of our products is interrupted, our inventory and costs may increase and we may be unable to efficiently distribute our products.

     If one of the pipelines on which we rely for supply of our crude oil becomes inoperative, we would be required to obtain crude oil for our refinery through an alternative pipeline or from additional tanker trucks, which could increase our costs and result in lower production levels and profitability. Similarly, if a major refined fuels pipeline becomes inoperative, we would be required to keep refined fuels in inventory or supply refined fuels to our customers through an alternative pipeline or by additional tanker trucks from the refinery, which could increase our costs and result in a decline in profitability.
     Our petroleum business’ financial results are seasonal and generally lower in the first and fourth quarters of the year, which may cause volatility in the price of our common stock.
     Demand for gasoline products is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic and road construction work. As a result, our results of operations for the first and fourth calendar quarters are generally lower than for those for the second and third quarters, which may cause volatility in the price of our common stock. Further, reduced agricultural work during the winter months somewhat depresses demand for diesel fuel in the winter months. In addition to the overall seasonality of our business, unseasonably cool weather in the summer months and/or unseasonably warm weather in the winter months in the markets in which we sell our petroleum products could have the effect of reducing demand for gasoline and diesel fuel which could result in lower prices and reduce operating margins.
     We face significant competition, both within and outside of our industry. Competitors who produce their own supply of feedstocks, have extensive retail outlets, make alternative fuels or have greater financial resources than we do may have a competitive advantage over us.
     The refining industry is highly competitive with respect to both feedstock supply and refined product markets. We may be unable to compete effectively with our competitors within and outside of our industry, which could result in reduced profitability. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We are not engaged in the petroleum exploration and production business and therefore we do not produce any of our crude oil feedstocks. We do not have a retail business and therefore are dependent upon others for outlets for our refined products. We do not have any long-term arrangements for much of our output. Many of our competitors in the United States as a whole, and one of our regional competitors, obtain significant portions of their feedstocks from company-owned production and have extensive retail outlets. Competitors that have their own production or extensive retail outlets with brand-name recognition are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages.
     A number of our competitors also have materially greater financial and other resources than us, providing them the ability to add incremental capacity in environments of high crack spreads. These competitors have a greater ability to bear the economic risks inherent in all phases of the refining industry. An expansion or upgrade of our competitors’ facilities, price volatility, international political and economic developments and other factors are likely to continue to play an important role in refining industry economics and may add additional competitive pressure on us.
     In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. The more successful these alternatives become as a result of governmental regulations, technological advances, consumer demand, improved pricing or otherwise, the greater the impact on pricing and demand for our products and our profitability. There are presently significant governmental and consumer pressures to increase the use of alternative fuels in the United States.

     Environmental laws and regulations will require us to make substantial capital expenditures in the future.
     Current or future federal, state and local environmental laws and regulations could cause us to spend substantial amounts to install controls or make operational changes to comply with environmental requirements. In addition, future environmental laws and regulations, or new interpretations of existing laws or regulations, could limit our ability to market and sell our products to end users. Any such new interpretations or future environmental laws or governmental regulations could have a material impact on the results of our operations.
     In March 2004, we entered into a Consent Decree with the United States Environmental Protection Agency, or the EPA, and the Kansas Department of Health and Environment, or the KDHE, to address certain allegations of Clean Air Act violations by Farmland at the Coffeyville oil refinery in order to address the alleged violations and eliminate liabilities going forward. The overall costs of complying with the Consent Decree over the next four years are expected to be approximately $41 million. To date, we have met the deadlines and requirements of the Consent Decree and we have not had to pay any stipulated penalties, which are required to be paid for failure to comply with various terms and conditions of the Consent Decree. Availability of equipment and technology performance, as well as EPA interpretations of provisions of the Consent Decree that differ from ours, could affect our ability to meet the requirements imposed by the Consent Decree and have a material adverse effect on our results of operations, financial condition and profitability.
     We may agree to enter into a global settlement under EPA’s National Petroleum Refining Initiative, or the NPRI. The 2004 Consent Decree addressed two of the four “marquee” issues under the NPRI. We may agree to enter into a new consent decree or amend the existing Consent Decree to incorporate the marquee issues that were not addressed in the 2004 consent decree. We do not believe that addressing the remaining marquee issues would have a material adverse effect on our results of operations, financial condition and profitability.
     We will incur capital expenditures over the next several years in order to comply with regulations under the federal Clean Air Act establishing stringent low sulfur content specifications for our petroleum products, including the Tier II gasoline standards, as well as regulations with respect to on- and off-road diesel fuel, which are designed to reduce air emissions from the use of these products. In February 2004, the EPA granted us a “hardship waiver,” which will require us to meet final low sulfur Tier II gasoline standards by January 1, 2011. In 2007, as a result of the flood, our refinery exceeded the average annual gasoline sulfur standard mandated by the hardship waiver. We are re-negotiating provisions of the hardship waiver and have agreed in principle to meet the final low sulfur Tier II gasoline sulfur standards by January 1, 2010 (one year earlier than required under the hardship waiver) in consideration for the EPA’s agreement not to seek a penalty for the 2007 sulfur exceedance. Compliance with the Tier II gasoline standards and on-road diesel standards required us to spend approximately $133 million during 2006 and approximately $103 million during 2007, and we estimate that compliance will require us to spend approximately $70 million between 2008 and 2010. Changes in equipment or construction costs could require significantly greater expenditures.
     Changes in our credit profile may affect our relationship with our suppliers, which could have a material adverse effect on our liquidity.
     Changes in our credit profile may affect the way crude oil suppliers view our ability to make payments and may induce them to shorten the payment terms of their invoices. Given the large dollar amounts and volume of our feedstock purchases, a change in payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers.

Risks Related to the Nitrogen Fertilizer Business
     Natural gas prices affect the price of the nitrogen fertilizers that the nitrogen fertilizer business sells. Any decline in natural gas prices could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     Because most nitrogen fertilizer manufacturers rely on natural gas as their primary feedstock, and the cost of natural gas is a large component (approximately 90% based on historical data) of the total production cost of nitrogen fertilizers for natural gas-based nitrogen fertilizer manufacturers, the price of nitrogen fertilizers has historically generally correlated with the price of natural gas. We are currently in a period of high natural gas prices, and the price at which the nitrogen fertilizer business is able to sell its nitrogen fertilizers is near historical highs. However, natural gas prices are cyclical and volatile and may decline at any time. The nitrogen fertilizer business does not hedge against declining natural gas prices. Any decline in natural gas prices could have a material adverse impact on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     The nitrogen fertilizer plant has high fixed costs. If nitrogen fertilizer product prices fall below a certain level, which could be caused by a reduction in the price of natural gas, the nitrogen fertilizer business may not generate sufficient revenue to operate profitably or cover its costs.
     The nitrogen fertilizer plant has high fixed costs as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Major Influences on Results of Operations — Nitrogen Fertilizer Business.” As a result, downtime or low productivity due to reduced demand, interruptions because of adverse weather conditions, equipment failures, low prices for nitrogen fertilizer or other causes can result in significant operating losses. Unlike its competitors, whose primary costs are related to the purchase of natural gas and whose fixed costs are minimal, the nitrogen fertilizer business has high fixed costs not dependent on the price of natural gas. We have no control over natural gas prices, which can be highly volatile. A decline in natural gas prices generally has the effect of reducing the base sale price for nitrogen fertilizer products in the market generally while the nitrogen fertilizer business’ fixed costs will remain substantially unchanged by the decline in natural gas prices. Any decline in the price of nitrogen fertilizer products could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     The demand for and pricing of nitrogen fertilizers have increased dramatically in recent years. The nitrogen fertilizer business is cyclical and volatile and historically, periods of high demand and pricing have been followed by periods of declining prices and declining capacity utilization. Such cycles expose us to potentially significant fluctuations in our financial condition, cash flows and results of operations, which could result in volatility in the price of our common stock, or an inability of the nitrogen fertilizer business to make quarterly distributions.
     A significant portion of nitrogen fertilizer product sales consists of sales of agricultural commodity products, exposing us to fluctuations in supply and demand in the agricultural industry. These fluctuations historically have had and could in the future have significant effects on prices across all nitrogen fertilizer products and, in turn, the nitrogen fertilizer business’ financial condition, cash flows and results of operations, which could result in significant volatility in the price of our common stock, or an inability of the nitrogen fertilizer business to make distributions to us. Nitrogen fertilizer products are commodities, the price of which can be volatile. The prices of nitrogen fertilizer products depend on a number of factors, including general economic conditions, cyclical trends in end-user markets, supply and demand imbalances, and weather conditions, which have a greater relevance because of the seasonal nature of fertilizer application. If seasonal demand exceeds the projections of the nitrogen fertilizer business, its customers may acquire nitrogen fertilizer from its competitors, and the profitability of the nitrogen fertilizer business will be negatively impacted. If seasonal demand is less than expected, the nitrogen fertilizer business will be left with excess inventory that will have to be stored or liquidated.
     Demand for fertilizer products is dependent, in part, on demand for crop nutrients by the global agricultural industry. Nitrogen-based fertilizers are currently in high demand, driven by a growing world population, changes in dietary habits and an expanded use of corn for the production of ethanol. Supply is affected by available capacity and operating rates, raw material costs, government policies and global trade. The prices for nitrogen fertilizers are currently extremely high. Nitrogen fertilizer prices may not remain at current levels and could fall, perhaps materially. A decrease in nitrogen fertilizer prices would have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     Nitrogen fertilizer products are global commodities, and the nitrogen fertilizer business faces intense competition from other nitrogen fertilizer producers.
     The nitrogen fertilizer business is subject to intense price competition from both U.S. and foreign sources, including competitors operating in the Persian Gulf, the Asia-Pacific region, the Caribbean, Russia and Ukraine. Nitrogen fertilizer products are global commodities, with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and availability of the product. The nitrogen fertilizer business competes with a number of U.S. producers and producers in other countries, including state-owned and government-subsidized entities. The United States and the European Union each have trade regulatory measures in effect that are designed to address this type of unfair trade, but there is no guarantee that such trade regulatory measures will continue. Changes in these measures could have a material adverse impact on the sales and profitability of the particular products involved. Some competitors have greater total resources and are less dependent on earnings from fertilizer sales, which makes them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. In addition, recent consolidation in the fertilizer industry has increased the resources of several competitors. In light of this industry consolidation, our competitive position could suffer to the extent the nitrogen fertilizer business is not able to expand its own resources either through investments in new or existing operations or through acquisitions, joint ventures or partnerships. In addition, if natural gas prices in the United States were to decline to a level that prompts those U.S. producers who have previously closed production facilities to resume fertilizer production, this would likely contribute to a global supply/demand imbalance that could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions. An inability to compete successfully could result in the loss of customers, which could adversely affect our sales and profitability.
     Adverse weather conditions during peak fertilizer application periods may have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions, because the agricultural customers of the nitrogen fertilizer business are geographically concentrated.
     Sales of nitrogen fertilizer products by the nitrogen fertilizer business to agricultural customers are concentrated in the Great Plains and Midwest states and are seasonal in nature. For example, the nitrogen fertilizer business generates greater net sales and operating income in the spring. Accordingly, an adverse weather pattern affecting agriculture in these regions or during this season including flooding could have a negative effect on fertilizer demand, which could, in turn, result in a material decline in our net sales and margins and otherwise have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions. Our quarterly results may vary significantly from one year to the next due primarily to weather-related shifts in planting schedules and purchase patterns.
     The nitrogen fertilizer business’ results of operations, financial condition and ability to make cash distributions may be adversely affected by the supply and price levels of pet coke and other essential raw materials.
     Pet coke is a key raw material used by the nitrogen fertilizer business in the manufacture of nitrogen fertilizer products. Increases in the price of pet coke could have a material adverse effect on the nitrogen fertilizer business’ results of operations, financial condition and ability to make cash distributions. Moreover, if pet coke prices increase the nitrogen fertilizer business may not be able to increase its prices to recover increased pet coke costs, because market prices for the nitrogen fertilizer business’ nitrogen fertilizer products are generally correlated with natural gas prices, the primary raw material used by competitors of the nitrogen fertilizer business, and not pet coke prices. Based on the nitrogen fertilizer business’ current output, the nitrogen fertilizer business obtains most (over 75% on average during the last four years) of the pet coke it needs from our adjacent oil refinery, and procures the remainder on the open market. The nitrogen fertilizer business’ competitors are not subject to changes in pet coke prices. The nitrogen fertilizer business is sensitive to fluctuations in the price of pet coke on the open market. Pet coke prices could significantly increase in the future. The nitrogen fertilizer business might also be unable to find alternative suppliers to make up for any reduction in the amount of pet coke it obtains from our oil refinery.
     The nitrogen fertilizer business may not be able to maintain an adequate supply of pet coke and other essential raw materials. In addition, the nitrogen fertilizer business could experience production delays or cost increases if alternative sources of supply prove to be more expensive or difficult to obtain. If raw material costs were to increase, or if the nitrogen fertilizer plant were to experience an extended interruption in the supply of raw materials, including pet coke, to its production facilities, the nitrogen fertilizer business could lose sale opportunities, damage its relationships with or lose customers, suffer lower margins, and experience other material adverse effects to its results of operations, financial condition and ability to make cash distributions.
     The nitrogen fertilizer business relies on an air separation plant owned by The Linde Group to provide oxygen, nitrogen and compressed dry air to its gasifier. A deterioration in the financial condition of The Linde Group, or a mechanical problem with the air separation plant, could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     The nitrogen fertilizer business relies on an air separation plant owned by The Linde Group, or Linde, to provide oxygen, nitrogen and compressed dry air to its gasifier. The nitrogen fertilizer business’ operations could be adversely affected if there were a deterioration in Linde’s financial condition such that the operation of the air separation plant were disrupted. Additionally, this air separation plant in the past has experienced numerous momentary interruptions, thereby causing interruptions in the nitrogen fertilizer business’ gasifier operations. The nitrogen fertilizer business requires a reliable supply of oxygen, nitrogen and compressed dry air. A disruption of its supply could prevent it from producing its products at current levels and could have a material adverse effect on our results of operations, financial condition and ability of the nitrogen fertilizer business to make cash distributions.
     Ammonia can be very volatile and dangerous. Any liability for accidents involving ammonia that cause severe damage to property and/or injury to the environment and human health could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions. In addition, the costs of transporting ammonia could increase significantly in the future.
     The nitrogen fertilizer business manufactures, processes, stores, handles, distributes and transports ammonia, which can be very volatile and dangerous. Accidents, releases or mishandling involving ammonia could cause severe damage or injury to property, the environment and human health, as well as a possible disruption of supplies and markets. Such an event could result in lawsuits, fines, penalties and regulatory enforcement proceedings, all of which could lead to significant liabilities. Any damage to persons, equipment or property or other disruption of the ability of the nitrogen fertilizer business to produce or distribute its products could result in a significant decrease in operating revenues and significant additional cost to replace or repair and insure its assets, which could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions. The nitrogen fertilizer business experienced an ammonia release most recently in August 2007.
     In addition, the nitrogen fertilizer business may incur significant losses or costs relating to the operation of railcars used for the purpose of carrying various products, including ammonia. Due to the dangerous and potentially toxic nature of the cargo, in particular ammonia, a railcar accident may have catastrophic results, including fires, explosions and pollution. These circumstances may result in severe damage and/or injury to property, the environment and human health. In the event of pollution, the nitrogen fertilizer business may be strictly liable. If the nitrogen fertilizer business is strictly liable, it could be held responsible even if it is not at fault and complied with the laws and regulations in effect at the time of the accident. Litigation arising from accidents involving ammonia may result in the Partnership or us being named as a defendant in lawsuits asserting claims for large amounts of damages, which could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     Given the risks inherent in transporting ammonia, the costs of transporting ammonia could increase significantly in the future. Ammonia is typically transported by railcar. A number of initiatives are underway in the railroad and chemical industries that may result in changes to railcar design in order to minimize railway accidents involving hazardous materials. If any such design changes are implemented, or if accidents involving hazardous freight increases the insurance and other costs of railcars, freight costs of the nitrogen fertilizer business could significantly increase.
     The nitrogen fertilizer business’ operations are dependent on a limited number of third-party suppliers. Failure by key suppliers of oxygen, nitrogen and electricity to perform in accordance with their contractual obligations may have a negative effect upon our results of operations and financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     The nitrogen fertilizer operations depend in large part on the performance of third-party suppliers, including Linde for the supply of oxygen and nitrogen and the city of Coffeyville for the supply of electricity. The contract with Linde extends through 2020 and the electricity contract extends through 2019. Should these suppliers fail to perform in accordance with the existing contractual arrangements, the nitrogen fertilizer business’ operations would be forced to a halt. Alternative sources of supply of oxygen, nitrogen or electricity could be difficult to obtain. Any shutdown of operations at the nitrogen fertilizer business even for a limited period could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     The nitrogen fertilizer business relies on third party providers of transportation services and equipment, which subjects us to risks and uncertainties beyond our control that may have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.

     The nitrogen fertilizer business relies on railroad and trucking companies to ship nitrogen fertilizer products to its customers. The nitrogen fertilizer business also leases rail cars from rail car owners in order to ship its products. These transportation operations, equipment, and services are subject to various hazards, including extreme weather conditions, work stoppages, delays, spills, derailments and other accidents and other operating hazards.
     These transportation operations, equipment and services are also subject to environmental, safety, and regulatory oversight. Due to concerns related to terrorism or accidents, local, state and federal governments could implement new regulations affecting the transportation of the nitrogen fertilizers business’ products. In addition, new regulations could be implemented affecting the equipment used to ship its products.
     Any delay in the nitrogen fertilizer businesses’ ability to ship its products as a result of these transportation companies’ failure to operate properly, the implementation of new and more stringent regulatory requirements affecting transportation operations or equipment, or significant increases in the cost of these services or equipment, could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     Environmental laws and regulations on fertilizer end-use and application could have a material adverse impact on fertilizer demand in the future.
     Future environmental laws and regulations on the end-use and application of fertilizers could cause changes in demand for the nitrogen fertilizer business’ products. In addition, future environmental laws and regulations, or new interpretations of existing laws or regulations, could limit the ability of the nitrogen fertilizer business to market and sell its products to end users. From time to time, various state legislatures have proposed bans or other limitations on fertilizer products. Any such future laws, regulations or interpretations could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     A major factor underlying the current high level of demand for nitrogen-based fertilizer products is the expanding production of ethanol. A decrease in ethanol production, an increase in ethanol imports or a shift away from corn as a principal raw material used to produce ethanol could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     A major factor underlying the current high level of demand for nitrogen-based fertilizer products is the expanding production of ethanol in the United States and the expanded use of corn in ethanol production. Ethanol production in the United States is highly dependent upon a myriad of federal and state legislation and regulations, and is made significantly more competitive by various federal and state incentives. Such incentive programs may not be renewed, or if renewed, they may be renewed on terms significantly less favorable to ethanol producers than current incentive programs. Recent studies showing that expanded ethanol production may increase the level of greenhouse gases in the environment may reduce political support for ethanol production. The elimination or significant reduction in ethanol incentive programs could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     Imported ethanol is generally subject to a $0.54 per gallon tariff and a 2.5% ad valorem tax. This tariff is set to expire on December 31, 2008. This tariff may not be renewed, or if renewed, it may be renewed on terms significantly less favorable for domestic ethanol production than current incentive programs. We do not know the extent to which the volume of imports would increase or the effect on U.S. prices for ethanol if the tariff is not renewed beyond its current expiration. The elimination of tariffs on imported ethanol may negatively impact the demand for domestic ethanol, which could lower U.S. corn and other grain production and thereby have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum — especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste and energy crops (plants grown for use to make biofuels or directly exploited for the energy content). This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas that are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, the demand for corn may decrease, which could reduce demand for the nitrogen fertilizer business’ products, which could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     If global transportation costs decline, the nitrogen fertilizer business’ competitors may be able to sell their products at a lower price, which would have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     Many of the nitrogen fertilizer business’ competitors produce fertilizer outside of the U.S. farm belt region and incur costs in transporting their products to this region via ships and pipelines. There can be no assurance that competitors’ transportation costs will not decline or that additional pipelines will not be built, lowering the price at which the nitrogen fertilizer business’ competitors can sell their products, which would have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
Risks Related to Our Entire Business
     Our refinery and nitrogen fertilizer facilities face operating hazards and interruptions, including unscheduled maintenance or downtime. We could face potentially significant costs to the extent these hazards or interruptions are not fully covered by our existing insurance coverage. Insurance companies that currently insure companies in the energy industry may cease to do so or may substantially increase premiums in the future.
     Our operations, located primarily in a single location, are subject to significant operating hazards and interruptions. If any of our facilities, including our refinery and the nitrogen fertilizer plant, experiences a major accident or fire, is damaged by severe weather, flooding or other natural disaster, or is otherwise forced to curtail its operations or shut down, we could incur significant losses which could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions. In addition, a major accident, fire, flood, crude oil discharge or other event could damage our facilities or the environment and the surrounding community or result in injuries or loss of life. For example, the flood that occurred during the weekend of June 30, 2007 shut down our refinery for seven weeks, shut down the nitrogen fertilizer facility for approximately two weeks and required significant expenditures to repair damaged equipment.
     If our facilities experience a major accident or fire or other event or an interruption in supply or operations, our business could be materially adversely affected if the damage or liability exceeds the amounts of business interruption, property, terrorism and other insurance that we benefit from or maintain against these risks and successfully collect. As required under our existing credit facility, we maintain property and business interruption insurance capped at $1.0 billion which is subject to various deductibles and sub-limits for particular types of coverage (e.g., $200 million for a loss caused by flood). In the event of a business interruption, we would not be entitled to recover our losses until the interruption exceeds 45 days in the aggregate. We are fully exposed to losses in excess of this dollar cap and the various sub-limits, or business interruption losses that occur in the 45 days of our deductible period. These losses may be material. For example, a substantial portion of our lost revenue caused by the business interruption following the flood that occurred during the weekend of June 30, 2007 cannot be claimed because it was lost within 45 days of the start of the flood.
     If our refinery is forced to curtail its operations or shut down due to hazards or interruptions like those described above, we will still be obligated to make any required payments to J. Aron under certain swap agreements we entered into in June 2005 (as amended, the “Cash Flow Swap”). We will be required to make payments under the Cash Flow Swap if crack spreads in absolute terms rise above a certain level. Such payments could have a material adverse impact on our financial results if, as a result of a disruption to our operations, we are unable to sustain sufficient revenues from which we can make such payments.
     The energy industry is highly capital intensive, and the entire or partial loss of individual facilities can result in significant costs to both industry participants, such as us, and their insurance carriers. In recent years, several large energy industry claims have resulted in significant increases in the level of premium costs and deductible periods for participants in the energy industry. For example, during 2005, Hurricanes Katrina and Rita caused significant damage to several petroleum refineries along the U.S. Gulf Coast, in addition to numerous oil and gas production facilities and pipelines in that region. As a result of large energy industry claims, insurance companies that have historically participated in underwriting energy related facilities could discontinue that practice, or demand significantly higher premiums or deductibles to cover these facilities. Although we currently maintain significant amounts of insurance, insurance policies are subject to annual renewal. If significant changes in the number or financial solvency of insurance underwriters for the energy industry occur, we may be unable to obtain and maintain adequate insurance at a reasonable cost or we might need to significantly increase our retained exposures.
     Our refinery consists of a number of processing units, many of which have been in operation for a number of years. One or more of the units may require unscheduled down time for unanticipated maintenance or repairs on a more frequent basis than our scheduled turnaround of every three to four years for each unit, or our planned turnarounds may last longer than anticipated. The nitrogen fertilizer plant, or individual units within the plant, will require scheduled or unscheduled downtime for maintenance or repairs. In general, the nitrogen fertilizer facility requires scheduled turnaround maintenance every two years and the next scheduled turnaround is currently expected to occur in the fourth quarter of 2008. Scheduled and unscheduled maintenance could reduce net income and cash flow during the period of time that any of our units is not operating.
     Our commodity derivative activities have historically resulted and in the future could result in losses and in period-to-period earnings volatility.
     The nature of our operations results in exposure to fluctuations in commodity prices. If we do not effectively manage our derivative activities, we could incur significant losses. We monitor our exposure and, when appropriate, utilize derivative financial instruments and physical delivery contracts to mitigate the potential impact from changes in commodity prices. If commodity prices change from levels specified in our various derivative agreements, a fixed price contract or an option price structure could limit us from receiving the full benefit of commodity price changes. In addition, by entering into these derivative activities, we may suffer financial loss if we do not produce oil to fulfill our obligations. In the event we are required to pay a margin call on a derivative contract, we may be unable to benefit fully from an increase in the value of the commodities we sell. In addition, we may be required to make a margin payment before we are able to realize a gain on a sale resulting in a reduction in cash flow, particularly if prices decline by the time we are able to sell.
     In June 2005, Coffeyville Acquisition LLC entered into the Cash Flow Swap, which is not subject to margin calls, in the form of three swap agreements with J. Aron for the period from July 1, 2005 to June 30, 2010. These agreements were subsequently assigned from Coffeyville Acquisition LLC to Coffeyville Resources, LLC on June 24, 2005. Based on crude oil capacity of 115,000 bpd, the Cash Flow Swap represents approximately 58% and 14% of crude oil capacity for the periods July 1, 2008 through June 30, 2009 and July 1, 2009 through June 30, 2010, respectively. Under the terms of our credit facility and upon meeting specific requirements related to our leverage ratio and our credit ratings, we may reduce the Cash Flow Swap to 35,000 bpd, or approximately 30% of expected crude oil capacity, for the period from April 1, 2008 through December 31, 2008 and terminate the Cash Flow Swap in 2009 and 2010, at which time the unrealized loss will become a fixed obligation. Otherwise, under the terms of our credit facility, management has limited discretion to change the amount of hedged volumes under the Cash Flow Swap therefore affecting our exposure to market volatility. The current environment of high and rising crude oil prices has led to higher crack spreads in absolute terms but significantly narrower crack spreads as a percentage of crude oil prices. As a result, the Cash Flow Swap, under which payments are calculated based on crack spreads in absolute terms, has had and will continue to have a material negative impact on our earnings. In addition, because this derivative is based on NYMEX prices while our revenue is based on prices in the Coffeyville supply area, the contracts do not eliminate risk of price volatility. If the price of products on NYMEX is different from the value contracted in the swap, then we will receive from or owe to the counterparty the difference on each unit of product that is contracted in the swap. We have substantial payment obligations to J. Aron in respect of the Cash Flow Swap. See “ — Risks Related to Our Petroleum Business — Our internally generated cash flows and other sources of liquidity may not be adequate for our capital needs above.”
     In addition, as a result of the accounting treatment of these contracts, unrealized gains and losses are charged to our earnings based on the increase or decrease in the market value of the unsettled position and the inclusion of such derivative gains or losses in earnings may produce significant period-to-period earnings volatility that is not necessarily reflective of our underlying operating performance. The positions under the Cash Flow Swap resulted in unrealized gains (losses) of $126.8 million, $(103.2) million and $(29.9) million for the years ended December 31, 2006 and 2007 and the six months ended June 30, 2008, respectively. The positions under the Cash Flow Swap had a significant negative impact on our earnings in 2007 and are expected to continue to do so in 2008. As of June 30, 2008, a $1.00 change in quoted prices for the absolute crack spreads utilized in the Cash Flow Swap would result in a $30.1 million change to the fair value of derivative commodity position and the same change to net income.
     We may not recover all of the costs we have incurred in connection with the flood and crude oil discharge that occurred at our refinery in June/July 2007.
     We have incurred significant costs with respect to facility repairs, environmental remediation and property damage claims.
     During the weekend of June 30, 2007, torrential rains in southeast Kansas caused the Verdigris River to overflow its banks and flood the town of Coffeyville, Kansas. Our refinery and nitrogen fertilizer plant, which are located in close proximity to the Verdigris River, were severely flooded, sustained major damage and required extensive repairs. Total gross costs incurred and recorded as of June 30, 2008 related to the third party costs to repair the refinery and fertilizer facilities were approximately $76.9 million and $4.3 million, respectively. Additionally, other corporate overhead and miscellaneous costs incurred and recorded in connection with the flood as of June 30, 2008 were approximately $21.1 million. In addition to the cost of repairing the facilities, we experienced a significant revenue loss attributable to the property damage during the period when the facilities were not in operation.
     Despite our efforts to secure the refinery prior to its evacuation as a result of the flood, we estimate that 1,919 barrels (80,600 gallons) of crude oil and 226 barrels of crude oil fractions were discharged from our refinery into the Verdigris River flood waters beginning on or about July 1, 2007. We have substantially completed remediation of the contamination caused by the crude oil discharge by July 2008 and expect any remaining minor remedial actions to be completed by December 31, 2008. As of June 30, 2008, the total gross costs recorded associated with remediation and third party property damage as of the result of the crude oil discharge for obligations approximated $52.3 million.
     As of June 30, 2008, we have recorded total gross costs associated with the repair of, and other matters relating to the damage to our facilities and with third party and property damage remediation incurred due to the crude oil discharge of approximately $153.6 million. Total anticipated insurance recoveries of approximately $102.4 million have been recorded as of June 30, 2008 (of which $21.5 million had already been received from insurance carriers by us as of that date), resulting in a net cost of approximately $51.2 million. In addition, we received $13.0 million from our insurance carriers in July 2008. We have not estimated any potential fines, penalties or claims that may be imposed or brought by regulatory authorities or possible additional damages arising from lawsuits related to the flood.
     The ultimate cost of environmental remediation and third party property damage is difficult to assess and could be higher than our current estimates.
     It is difficult to estimate the ultimate cost of environmental remediation resulting from the crude oil discharge or the cost of third party property damage that we will ultimately be required to pay. The costs and damages that we ultimately pay may be greater than the estimated amounts currently described in our filings with the Securities and Exchange Commission (the “SEC”). Such excess costs and damages could be material.
     We do not know which of our losses our insurers will ultimately cover or when we will receive any insurance recovery.
     During the time of the 2007 flood and crude oil discharge, Coffeyville Resources, LLC was covered by both property/business interruption and liability insurance policies. We are in the process of submitting claims to, responding to information requests from, and negotiating with various insurers with respect to costs and damages related to these incidents. However, we do not know which of our losses, if any, the insurers will ultimately cover or when we will receive any recovery. We filed two lawsuits against certain of our insurance carriers on July 10, 2008 relating to disagreements regarding the amounts we are entitled to recover for flood-related property and environmental damage. We may not be able to recover all of the costs we have incurred and losses we have suffered in connection with the 2007 flood and crude oil discharge. Further, we likely will not be able to recover most of the business interruption losses we incurred since a substantial portion of our facilities were operational within 45 days of the start of the flood, and our coverage for business interruption losses applies only if the facilities were not operational for 45 days or more.
     Environmental laws and regulations could require us to make substantial capital expenditures to remain in compliance or to remediate current or future contamination that could give rise to material liabilities.

     Our operations are subject to a variety of federal, state and local environmental laws and regulations relating to the protection of the environment, including those governing the emission or discharge of pollutants into the environment, product specifications and the generation, treatment, storage, transportation, disposal and remediation of solid and hazardous waste and materials. Environmental laws and regulations that affect our operations and processes and the margins for our refined products are extensive and have become progressively more stringent. Violations of these laws and regulations or permit conditions can result in substantial penalties, injunctive relief requirements compelling installation of additional controls, civil and criminal sanctions, permit revocations and/or facility shutdowns.
     In addition, new environmental laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement of laws and regulations or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. These expenditures or costs for environmental compliance could have a material adverse effect on our results of operations, financial condition and profitability.
     Our business is inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances into the environment and neighboring areas. Past or future spills related to any of our operations, including our refinery, pipelines, product terminals, fertilizer plant or transportation of products or hazardous substances from those facilities, may give rise to liability (including strict liability, or liability without fault, and potential cleanup responsibility) to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. For example, we could be held strictly liable under the Comprehensive Environmental Responsibility, Compensation and Liability Act, or CERCLA, for past or future spills without regard to fault or whether our actions were in compliance with the law at the time of the spills. Pursuant to CERCLA and similar state statutes, we could be held liable for contamination associated with facilities we currently own or operate, facilities we formerly owned or operated and facilities to which we transported or arranged for the transportation of wastes or by-products containing hazardous substances for treatment, storage, or disposal. In addition, we face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances located at or released from our facilities. We may also face liability for personal injury, property damage, natural resource damage or for cleanup costs for the alleged migration of contamination or other hazardous substances from our facilities to adjacent and other nearby properties.
     Two of our facilities, including our Coffeyville oil refinery and the Phillipsburg terminal (which operated as a refinery until 1991), have environmental contamination. We have assumed Farmland’s responsibilities under certain Resource Conservation and Recovery Act, or RCRA, corrective action orders related to contamination at or that originated from the refinery (which includes portions of the nitrogen fertilizer plant) and the Phillipsburg terminal. If significant unknown liabilities that have been undetected to date by our extensive soil and groundwater investigation and sampling programs arise in the areas where we have assumed liability for the corrective action, that liability could have a material adverse effect on our results of operations and financial condition and may not be covered by insurance.
     For a discussion of environmental risks and impacts related to the 2007 flood and crude oil discharge, see “— We may not recover all of the costs we have incurred in connection with the flood and crude oil discharge that occurred at our refinery in June/July 2007.”
     CO2 and other greenhouse gas emissions may be the subject of federal or state legislation or regulated in the future by the EPA as an air pollutant, requiring us to obtain additional permits, install additional controls, or purchase credits to reduce greenhouse gas emissions which could adversely affect our financial performance.

     The United States Congress has considered various proposals to reduce greenhouse gas emissions, but none have become law, and presently, there are no federal mandatory greenhouse gas emissions requirements. While it is probable that Congress will adopt some form of federal mandatory greenhouse gas emission reductions legislation in the future, the timing and specific requirements of any such legislation are uncertain at this time. In the absence of existing federal regulations, a number of states have adopted regional greenhouse gas initiatives to reduce CO2 and other greenhouse gas emissions. In 2007, a group of Midwest states, including Kansas (where our refinery and the nitrogen fertilizer facility are located) formed the Midwestern Greenhouse Gas Accord, which calls for the development of a cap-and-trade system to control greenhouse gas emissions and for the inventory of such emissions. However, the individual states that have signed on to the accord must adopt laws or regulations implementing the trading scheme before it becomes effective, and the timing and specific requirements of any such laws or regulations in Kansas are uncertain at this time.
     In 2007, the U.S. Supreme Court decided that CO2 is an air pollutant under the federal Clean Air Act for the purposes of vehicle emissions. Similar lawsuits have been filed seeking to require the EPA to regulate CO2 emissions from stationary sources, such as our refinery and the fertilizer plant, under the federal Clean Air Act. Our refinery and the nitrogen fertilizer plant produce significant amounts of CO2 that are vented into the atmosphere. If the EPA regulates CO2 emissions from facilities such as ours, we may have to apply for additional permits, install additional controls to reduce CO2 emissions or take other as yet unknown steps to comply with these potential regulations. For example, we may have to purchase CO2 emission reduction credits to reduce our current emissions of CO2 or to offset increases in CO2 emissions associated with expansions of our operations.
     Compliance with any future legislation or regulation of greenhouse gas emissions, if it occurs, may have a material adverse effect on our results of operations, financial condition and profitability.
     We are subject to strict laws and regulations regarding employee and process safety, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations, financial condition and profitability.
     We are subject to the requirements of the Occupational Safety and Health Administration, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, process safety standards and control of occupational exposure to regulated substances, could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions if we are subjected to significant fines or compliance costs.
     We have a limited operating history as a stand-alone company.
     Our limited historical financial performance as a stand-alone company makes it difficult for you to evaluate our business and results of operations to date and to assess our future prospects and viability. We have been operating during a recent period of significant volatility in the refined products industry, and recent growth in the profitability of the nitrogen fertilizer products industry may not continue or could reverse. As a result, our results of operations may be lower than we currently expect and the price of our common stock may be volatile.
     Because we have transferred our nitrogen fertilizer business to a newly formed limited partnership, we may be required in the future to share increasing portions of the cash flows of the nitrogen fertilizer business with third parties and we may in the future be required to deconsolidate the nitrogen fertilizer business from our consolidated financial statements.
     In connection with our initial public offering in October 2007, we transferred our nitrogen fertilizer business to a newly formed limited partnership, whose managing general partner is a new entity owned by our controlling stockholders and senior management. Although we currently consolidate the Partnership in our financial statements, over time an increasing portion of the cash flow of the nitrogen fertilizer business will be distributed to our managing general partner if the Partnership increases its quarterly distributions above specified target distribution levels. In addition, if in the future the Partnership elects to pursue a public or private offering of limited partner interests to third parties, the new limited partners will also be entitled to receive cash distributions from the Partnership. This may require us to deconsolidate. Our historical financial statements do not reflect the new limited partnership structure prior to October 24, 2007 or any non-controlling interest that may be issued to the public in connection with a future initial offering of the Partnership and therefore our past financial performance may not be an accurate indicator of future performance.
     Both the petroleum and nitrogen fertilizer businesses depend on significant customers, and the loss of one or several significant customers may have a material adverse impact on our results of operations and financial condition.
     The petroleum and nitrogen fertilizer businesses both have a high concentration of customers. Our four largest customers in the petroleum business represented 44.4%, 36.8% and 41.7% of our petroleum sales for the years ended December 31, 2006 and 2007 and the six months ended June 30, 2008, respectively. Further, in the aggregate, the top five ammonia customers of the nitrogen fertilizer business represented 51.9%, 62.1% and 69.9% of its ammonia sales for the years ended December 31, 2006 and 2007 and the six months ended June 30, 2008, respectively, and the top five UAN customers of the nitrogen fertilizer business represented 30.0%, 38.7% and 39.9% of its UAN sales, respectively, for the same periods. Several significant petroleum, ammonia and UAN customers each account for more than 10% of sales of petroleum, ammonia and UAN, respectively. Given the nature of our business, and consistent with industry practice, we do not have long-term minimum purchase contracts with any of our customers. The loss of one or several of these significant customers, or a significant reduction in purchase volume by any of them, could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     The petroleum and nitrogen fertilizer businesses may not be able to successfully implement their business strategies, which include completion of significant capital programs.
     One of the business strategies of the petroleum and nitrogen fertilizer businesses is to implement a number of capital expenditure projects designed to increase productivity, efficiency and profitability. Many factors may prevent or hinder implementation of some or all of these projects, including compliance with or liability under environmental regulations, a downturn in refining margins, technical or mechanical problems, lack of availability of capital and other factors. Costs and delays have increased significantly during the past few years and the large number of capital projects underway in the industry has led to shortages in skilled craftsmen, engineering services and equipment manufacturing. Failure to successfully implement these profit-enhancing strategies may materially adversely affect our business prospects and competitive position. In addition, we expect to execute turnarounds at our refinery every three to four years, which involve numerous risks and uncertainties. These risks include delays and incurrence of additional and unforeseen costs. The next scheduled refinery turnaround will be in 2010. In addition, development and implementation of business strategies for the Partnership will be primarily the responsibility of the managing general partner of the Partnership. The next scheduled turnaround of the nitrogen fertilizer facility is currently expected to occur in the fourth quarter of 2008.

     The acquisition strategy of our petroleum business and the nitrogen fertilizer business involves significant risks.
     Both our petroleum business and the nitrogen fertilizer business will consider pursuing acquisitions and expansion projects in order to continue to grow and increase profitability. However, acquisitions and expansions involve numerous risks and uncertainties, including intense competition for suitable acquisition targets; the potential unavailability of financial resources necessary to consummate acquisitions and expansions; difficulties in identifying suitable acquisition targets and expansion projects or in completing any transactions identified on sufficiently favorable terms; and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions and expansions. In addition, any future acquisitions may entail significant transaction costs and risks associated with entry into new markets and lines of business. In addition, even when acquisitions are completed, integration of acquired entities can involve significant difficulties, such as:
 • unforeseen difficulties in the acquired operations and disruption of the ongoing operations of our petroleum business and the nitrogen fertilizer business;
• failure to achieve cost savings or other financial or operating objectives with respect to an acquisition;
• strain on the operational and managerial controls and procedures of our petroleum business and the nitrogen fertilizer business, and the need to modify systems or to add management resources;
• difficulties in the integration and retention of customers or personnel and the integration and effective deployment of operations or technologies;
• assumption of unknown material liabilities or regulatory non-compliance issues;
• amortization of acquired assets, which would reduce future reported earnings;
• possible adverse short-term effects on our cash flows or operating results; and
• diversion of management’s attention from the ongoing operations of our business.
     Failure to manage these acquisition and expansion growth risks could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions. There can be no assurance that we will be able to consummate any acquisitions or expansions, successfully integrate acquired entities, or generate positive cash flow at any acquired company or expansion project.
     We are a holding company and depend upon our subsidiaries for our cash flow.
     We are a holding company. Our subsidiaries conduct all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations or to pay dividends or make other distributions in the future will depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends, tax sharing payments or otherwise. In addition, Coffeyville Resources, LLC, our indirect subsidiary, which is the primary obligor under our existing credit facility, is a holding company and its ability to meet its debt service obligations depends on the cash flow of its subsidiaries. The ability of our subsidiaries to make any payments to us will depend on their earnings, the terms of their indebtedness, including the terms of our credit facility, tax considerations and legal restrictions. In particular, our credit facility currently imposes significant limitations on the ability of our subsidiaries to make distributions to us and consequently our ability to pay dividends to our stockholders. Distributions that we receive from the Partnership will be primarily reinvested in our business rather than distributed to our stockholders. See also “— Risks Related to the Limited Partnership Structure Through Which We Hold Our Interest in the Nitrogen Fertilizer Business — The nitrogen fertilizer business may not have sufficient cash to enable it to make quarterly distributions to us following the payment of expenses and fees and the establishment of cash reserves”

and ‘‘— Our rights to receive distributions from the Partnership may be limited over time”.
     Our significant indebtedness may affect our ability to operate our business, and may have a material adverse effect on our financial condition and results of operations.
     As of June 30, 2008, we had total debt outstanding of $508.3 million, $37.4 million in funded letters of credit outstanding and borrowing availability of $91.1 million under our credit facility. We and our subsidiaries may be able to incur significant additional indebtedness in the future. If new indebtedness is added to our current indebtedness, the risks described below could increase. Our high level of indebtedness could have important consequences, such as:
     • limiting our ability to obtain additional financing to fund our working capital, acquisitions, expenditures, debt service requirements or for other purposes;
     • limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;
     • limiting our ability to compete with other companies who are not as highly leveraged;
     • placing restrictive financial and operating covenants in the agreements governing our and our subsidiaries’ long-term indebtedness and bank loans, including, in the case of certain indebtedness of subsidiaries, certain covenants that restrict the ability of subsidiaries to pay dividends or make other distributions to us;
     • exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, financial condition and operating results;
     • increasing our vulnerability to a downturn in general economic conditions or in pricing of our products; and
     • limiting our ability to react to changing market conditions in our industry and in our customers’ industries.
     In addition, borrowings under our existing credit facility bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. Our interest expense for the year ended December 31, 2007 was $61.1 million. A 1% increase or decrease in the applicable interest rates under our credit facility, using average debt outstanding at June 30, 2008, would correspondingly change our interest expense by approximately $5.2 million per year.
     If our credit ratings decline in the future, the interest rates we are charged on debt under our credit facility will increase by up to 0.75%.
     In addition to our debt service obligations, our operations require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets, properties and systems software, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors. In addition, we are and will be subject to covenants contained in agreements governing our present and future indebtedness. These covenants include and will likely include restrictions on certain payments, the granting of liens, the incurrence of additional indebtedness, dividend restrictions affecting subsidiaries, asset sales, transactions with affiliates and mergers and consolidations. Any failure to comply with these covenants could result in a default under our credit facility. Upon a default, unless waived, the lenders under our credit facility would have all remedies available to a secured lender, and could elect to terminate their commitments, cease making further loans, institute foreclosure proceedings against our or our subsidiaries’ assets, and force us and our subsidiaries into bankruptcy or liquidation. In addition, any defaults under the credit facility or any other debt could trigger cross defaults under other or future credit agreements. Our operating results may not be sufficient to service our indebtedness or to fund our other expenditures and we may not be able to obtain financing to meet these requirements.
     If the managing general partner of the Partnership elects to pursue a public or private offering of Partnership interests, we will be required to use our commercially reasonable efforts to amend our credit facility to remove the Partnership as a guarantor. Any such amendment could result in increased fees to us or other onerous terms in our credit facility. In addition, we may not be able to obtain such an amendment on terms acceptable to us or at all.
     If the managing general partner of the Partnership elects to pursue a public or private offering of the Partnership, we will be required to obtain amendments to our credit facility, as well as to the Cash Flow Swap, in order to remove the Partnership and its subsidiaries as obligors under such instruments. Such amendments could be very expensive to obtain. Moreover, any such amendments could result in significant changes to our credit facility’s pricing, mandatory repayment provisions, covenants and other terms and could result in increased interest costs and require payment by us of additional fees. We have agreed to use our commercially reasonable efforts to obtain such amendments if the managing general partner elects to cause the Partnership to pursue a public or private offering and gives us at least 90 days written notice. However, we may not be able to obtain any such amendment on terms acceptable to us or at all. If we are not able to amend our credit facility on terms satisfactory to us, we may need to refinance it with other facilities. We will not be considered to have used our “commercially reasonable efforts” to obtain such amendments if we do not effect the requested modifications due to (i) payment of fees to the lenders or the swap counterparty, (ii) the costs of this type of amendment, (iii) an increase in applicable margins or spreads or (iv) changes to the terms required by the lenders including covenants, events of default and repayment and prepayment provisions; provided that (i), (ii), (iii) and (iv) in the aggregate are not likely to have a material adverse effect on us.
     If we lose any of our key personnel, we may be unable to effectively manage our business or continue our growth.
     Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical personnel. The loss or unavailability to us of any member of our senior management team or a key technical employee could negatively affect our ability to operate our business and pursue our strategy. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company and to develop our products and strategy. We may not be able to locate or employ such qualified personnel on acceptable terms or at all.

     A substantial portion of our workforce is unionized and we are subject to the risk of labor disputes and adverse employee relations, which may disrupt our business and increase our costs.
     As of June 30, 2008, approximately 40% of our employees, all of whom work in our petroleum business, were represented by labor unions under collective bargaining agreements expiring in 2009. We may not be able to renegotiate our collective bargaining agreements when they expire on satisfactory terms or at all. A failure to do so may increase our costs. In addition, our existing labor agreements may not prevent a strike or work stoppage at any of our facilities in the future, and any work stoppage could negatively affect our results of operations and financial condition.
     The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
     We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the corporate governance standards of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements may place a strain on our management, systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and the price of our common stock.
     In April 2008, we concluded that our consolidated financial statements for the year ended December 31, 2007 and the related quarter ended September 30, 2007 contained errors principally related to the calculation of the cost of crude oil purchased by us and associated financial transactions. As a result of these errors, management concluded that our internal controls were not adequate to determine the cost of crude oil at September 30, 2007 and December 31, 2007. Specifically, the Company’s policies and procedures for estimating the cost of crude oil and reconciling these estimates to vendor invoices were not effective. Additionally, the Company’s supervision and review of this estimation and reconciliation process was not operating at a level of detail adequate to identify the deficiencies in the process. Management concluded that these deficiencies were material weaknesses in our internal control over financial reporting. Due to these material weaknesses, our management also concluded that we did not maintain effective disclosure controls and procedures as of December 31, 2007.
     In order to remediate the material weaknesses described above, our management is in the process of designing, implementing and enhancing controls to ensure the proper accounting for the calculation of the cost of crude oil. These remedial actions include, among other things, (1) centralizing all crude oil cost accounting functions, (2) adding additional layers of accounting review with respect to our crude oil cost accounting and (3) adding additional layers of business review with respect to the computation of our crude oil costs.
     We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.
     We are in the process of evaluating our internal control systems to allow management to report on, and our independent auditors to audit, our internal control over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and will be required to comply with Section 404 in our annual report for the year ended December 31, 2008 (subject to any change in applicable SEC rules). Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board (“PCAOB”) rules and regulations that remain unremediated. Although we produce our financial statements in accordance with GAAP, our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. We will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
     If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC or the PCAOB. If we do not implement improvements to our disclosure controls and procedures or to our internal control over financial reporting in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal control over financial reporting pursuant to an audit of our internal control over financial reporting. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal control over financial reporting could result in a decline in the price of our common stock. In addition, if we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and the price of our common stock may be adversely affected.
     We are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, qualify for, and are relying on, exemptions from certain corporate governance requirements.
     A company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” within the meaning of the New York Stock Exchange rules and may elect not to comply with certain corporate governance requirements of the New York Stock Exchange, including:
 • the requirement that a majority of our board of directors consist of independent directors;
• the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
• the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
     We are relying on all of these exemptions as a controlled company. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

     New regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of chemical manufacturing facilities could result in higher operating costs.
     The costs of complying with regulations relating to the transportation of hazardous chemicals and security associated with the refining and nitrogen fertilizer facilities may have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions. Targets such as refining and chemical manufacturing facilities may be at greater risk of future terrorist attacks than other targets in the United States. As a result, the petroleum and chemical industries have responded to the issues that arose due to the terrorist attacks on September 11, 2001 by starting new initiatives relating to the security of petroleum and chemical industry facilities and the transportation of hazardous chemicals in the United States. Future terrorist attacks could lead to even stronger, more costly initiatives. Simultaneously, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of refinery and chemical plant locations and the transportation of petroleum and hazardous chemicals. Our business or our customers’ businesses could be materially adversely affected by the cost of complying with new regulations.
     We may face third-party claims of intellectual property infringement, which if successful could result in significant costs for our business.
     There are currently no claims pending against us relating to the infringement of any third-party intellectual property rights. However, in the future we may face claims of infringement that could interfere with our ability to use technology that is material to our business operations. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions. In the event a claim of infringement against us is successful, we may be required to pay royalties or license fees for past or continued use of the infringing technology, or we may be prohibited from using the infringing technology altogether. If we are prohibited from using any technology as a result of such a claim, we may not be able to obtain licenses to alternative technology adequate to substitute for the technology we can no longer use, or licenses for such alternative technology may only be available on terms that are not commercially reasonable or acceptable to us. In addition, any substitution of new technology for currently licensed technology may require us to make substantial changes to our manufacturing processes or equipment or to our products and could have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
     If licensed technology is no longer available, the refinery and nitrogen fertilizer businesses may be adversely affected.
     We have licensed, and may in the future license, a combination of patent, trade secret and other intellectual property rights of third parties for use in our business. If any of these license agreements were to be terminated, licenses to alternative technology may not be available, or may only be available on terms that are not commercially reasonable or acceptable. In addition, any substitution of new technology for currently licensed technology may require substantial changes to manufacturing processes or equipment and may have a material adverse effect on our results of operations, financial condition and the ability of the nitrogen fertilizer business to make cash distributions.
Risks Related to Our Common Stock

     If our stock price fluctuates, investors could lose a significant part of their investment.
     The market price of our common stock may be influenced by many factors including:
• the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;
• announcements by us or our competitors of significant contracts or acquisitions;
• variations in quarterly results of operations;
• loss of a large customer or supplier;
• general economic conditions;
• terrorist acts;
• future sales of our common stock; and
• investor perceptions of us and the industries in which our products are used.
     As a result of these factors, investors in our common stock may not be able to resell their shares at or above the price at which they purchase our common stock. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.
     The Goldman Sachs Funds and the Kelso Funds control us and may have conflicts of interest with other stockholders. Conflicts of interest may arise because our principal stockholders or their affiliates have continuing agreements and business relationships with us.
     As of the date of this Report, each of the Goldman Sachs Funds and the Kelso Funds controls 36.5% of our outstanding common stock (together, they control 73% of our outstanding common stock). Due to their equity ownership, the Goldman Sachs Funds and the Kelso Funds are able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. The Goldman Sachs Funds and the Kelso Funds also have sufficient voting power to amend our organizational documents.
      Conflicts of interest may arise between our principal stockholders and us. Affiliates of some of our principal stockholders engage in transactions with our company. We obtain the majority of our crude oil supply through a crude oil credit intermediation agreement with J. Aron, a subsidiary of The Goldman Sachs Group, Inc. and an affiliate of the Goldman Sachs Funds, and Coffeyville Resources, LLC currently has entered into commodity derivative contracts (swap agreements) with J. Aron for the period from July 1, 2005 to June 30, 2010. In addition, Goldman Sachs Credit Partners, L.P. is the joint lead arranger for our credit facility. Further, the Goldman Sachs Funds and the Kelso Funds are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us and they may either directly, or through affiliates, also maintain business relationships with companies that may directly compete with us. In general, the Goldman Sachs Funds and the Kelso Funds or their affiliates could pursue business interests or exercise their voting power as stockholders in ways that are detrimental to us, but beneficial to themselves or to other companies in which they invest or with whom they have a material relationship. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to the Goldman Sachs Funds and the Kelso Funds and they may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Under the terms of our certificate of incorporation, the Goldman Sachs Funds and the Kelso Funds have no obligation to offer us corporate opportunities.
     Other conflicts of interest may arise between our principal stockholders and us because the Goldman Sachs Funds and the Kelso Funds control the managing general partner of the Partnership which holds the nitrogen fertilizer business. The managing general partner manages the operations of the Partnership (subject to our rights to participate in the appointment, termination and compensation of the chief executive officer and chief financial officer of the managing general partner and our other specified joint management rights) and also holds IDRs which, over time, entitle the managing general partner to receive increasing percentages of the Partnership’s quarterly distributions if the Partnership increases the amount of distributions. Although the managing general partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and us (as a holder of special units in the Partnership), the fiduciary duty is limited by the terms of the partnership agreement and the directors and officers of the managing general partner also have a fiduciary duty to manage the managing general partner in a manner beneficial to the owners of the managing general partner. The interests of the owners of the managing general partner may differ significantly from, or conflict with, our interests and the interests of our stockholders.
     Under the terms of the Partnership’s partnership agreement, the Goldman Sachs Funds and the Kelso Funds have no obligation to offer the Partnership business opportunities. The Goldman Sachs Funds and the Kelso Funds may pursue acquisition opportunities for themselves that would be otherwise beneficial to the nitrogen fertilizer business and, as a result, these acquisition opportunities would not be available to the Partnership. The partnership agreement provides that the owners of its managing general partner, which include the Goldman Sachs Funds and the Kelso Funds, are permitted to engage in separate businesses that directly compete with the nitrogen fertilizer business and are not required to share or communicate or offer any potential business opportunities to the Partnership even if the opportunity is one that the Partnership might reasonably have pursued. The agreement provides that the owners of our managing general partner will not be liable to the Partnership or any unitholder for breach of any fiduciary or other duty by reason of the fact that such person pursued or acquired for itself any business opportunity.
     As a result of these conflicts, the managing general partner of the Partnership may favor its own interests and/or the interests of its owners over our interests and the interests of our stockholders (and the interests of the Partnership). In particular, because the managing general partner owns the IDRs, it may be incentivized to maximize future cash flows by taking current actions which may be in its best interests over the long term. See “— Risks Related to the Limited Partnership Structure Through Which We Hold Our Interest in the Nitrogen Fertilizer Business — Our rights to receive distributions from the Partnership may be limited over time” and “— The managing general partner of the Partnership has a fiduciary duty to favor the interests of its owners, and these interests may differ from, or conflict with, our interests and the interests of our stockholders”. In addition, if the value of the managing general partner interest were to increase over time, this increase in value and any realization of such value upon a sale of the managing general partner interest would benefit the owners of the managing general partner, which are the Goldman Sachs Funds, the Kelso Funds and our senior management, rather than our company and our stockholders. Such increase in value could be significant if the Partnership performs well.
     Further, decisions made by the Goldman Sachs Funds and the Kelso Funds with respect to their shares of common stock could trigger cash payments to be made by us to certain members of our senior management under the Phantom Unit Plans. Phantom points granted under the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I), or the Phantom Unit Plan I, and phantom points that we granted under the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II), or the Phantom Unit Plan II, represent a contractual right to receive a cash payment when payment is made in respect of certain profits interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. If either the Goldman Sachs Funds or the Kelso Funds sell any of the shares of common stock of CVR Energy which they beneficially own through Coffeyville Acquisition LLC or Coffeyville Acquisition II LLC, as applicable, they may then cause Coffeyville Acquisition LLC or Coffeyville Acquisition II LLC, as applicable, to make distributions to their members in respect of their profits interests. Because payments under the Phantom Unit Plans are triggered by payments in respect of profit interests under the Coffeyville Acquisition LLC Agreement and Coffeyville Acquisition II LLC Agreement, we would therefore be obligated to make cash payments under the Phantom Unit Plans. This could negatively affect our cash reserves, which could have a material adverse effect our results of operations, financial condition and cash flows. We estimate that any such cash payments should not exceed $41 million, assuming all of the shares of our common stock held by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC were sold at $16.04 per share, which was the closing price of our common stock on July 15, 2008.
     In addition, one of the Goldman Sachs Funds and one of the Kelso Funds have each guaranteed 50% of our payment obligations under the Cash Flow Swap. We entered into a letter agreement with J. Aron on July 29, 2008 to defer to December 15, 2008 the payment of $87.5 million of the $123.7 million plus accrued interest ($6.7 million as of August 1, 2008) we owe. The remaining $36.2 million plus accrued interest will continue to be due on August 31, 2008 (or earlier at the company’s option). If we consummate the proposed offering of convertible notes before December 15, 2008, the $87.5 million deferral will automatically extend to July 31, 2009. The guarantee provided by one of the Goldman Sachs Funds and one of the Kelso Funds will remain in effect until the expiration of this new deferral. As a result of these guarantees, the Goldman Sachs Funds and the Kelso Funds may have interests that conflict with those of our other shareholders.
     Since June 24, 2005, we have made two cash distributions to the Goldman Sachs Funds and the Kelso Funds. One distribution, in the aggregate amount of $244.7 million, was made in December 2006. In addition, in October 2007, we made a special dividend to the Goldman Sachs Funds and the Kelso Funds in an aggregate amount of approximately $10.3 million, which they contributed to Coffeyville Acquisition III LLC in connection with the purchase of the managing general partner of the Partnership from us.
     As a result of these relationships, including their ownership of the managing general partner of the Partnership, the interests of the Goldman Sachs Funds and the Kelso Funds may not coincide with the interests of our company or other holders of our common stock. So long as the Goldman Sachs Funds and the Kelso Funds continue to control a significant amount of the outstanding shares of our common stock, the Goldman Sachs Funds and the Kelso Funds will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions. In addition, so long as the Goldman Sachs Funds and the Kelso Funds continue to control the managing general partner of the Partnership, they will be able to effectively control actions taken by the Partnership (subject to our specified joint management rights), which may not be in our interests or the interest of our stockholders.

Risks Related to the Limited Partnership Structure Through Which
We Hold Our Interest in the Nitrogen Fertilizer Business
     Because we neither serve as, nor control, the managing general partner of the Partnership, the managing general partner may operate the Partnership in a manner with which we disagree or which is not in our interest.
     CVR GP, LLC or Fertilizer GP, which is owned by our controlling stockholders and senior management, is the managing general partner of the Partnership which holds the nitrogen fertilizer business. The managing general partner is authorized to manage the operations of the nitrogen fertilizer business (subject to our specified joint management rights), and we do not control the managing general partner. Although our senior management also serves as the senior management of Fertilizer GP, in accordance with a services agreement among us, Fertilizer GP and the Partnership, our senior management operates the Partnership under the direction of the managing general partner’s board of directors and Fertilizer GP has the right to select different management at any time (subject to our joint right in relation to the chief executive officer and chief financial officer of the managing general partner). Accordingly, the managing general partner may operate the Partnership in a manner with which we disagree or which is not in the interests of our company and our stockholders.
     Our interest in the Partnership currently gives us defined rights to participate in the management and governance of the Partnership. These rights include the right to approve the appointment, termination of employment and compensation of the chief executive officer and chief financial officer of Fertilizer GP, not to be exercised unreasonably, and to approve specified major business transactions such as significant mergers and asset sales. We also have the right to appoint two directors to Fertilizer GP’s board of directors. However, we will lose the rights listed above if we fail to hold at least 15% of the units in the Partnership.
     The amount of cash the nitrogen fertilizer business has available for distribution to us depends primarily on its cash flow and not solely on its profitability. If the nitrogen fertilizer business has insufficient cash to cover intended distribution payments, it would need to reduce or eliminate distributions to us or, to the extent permitted under agreements governing indebtedness that the nitrogen fertilizer business may incur in the future, fund a portion of its distributions with borrowings.
     The amount of cash the nitrogen fertilizer business has available for distribution depends primarily on its cash flow, including working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, the nitrogen fertilizer business may make cash distributions during periods when it records losses and may not make cash distributions during periods when it records net income.
     If the nitrogen fertilizer business does not have sufficient cash to cover intended distribution payments, it would either reduce or eliminate distributions or, to the extent permitted to do so under any revolving line of credit or other debt facility that the nitrogen fertilizer business may enter into in the future, fund a portion of its distributions with borrowings. If the nitrogen fertilizer business were to use borrowings under a revolving line of credit or other debt facility to fund distributions, its indebtedness levels would increase and its ongoing debt service requirements would increase and therefore it would have less cash available for future distributions and other purposes, including the funding of its ongoing expenses. This could negatively impact the nitrogen fertilizer business’ financial condition, results of operations, ability to pursue its business strategy and ability to make future distributions. We cannot assure you that borrowings would be available to the nitrogen fertilizer business under a revolving line of credit or other debt facility to fund distributions.

     The Partnership may elect not to or may be unable to consummate an initial public offering or one or more private placements. This could negatively impact the value and liquidity of our investment in the Partnership, which could impact the value of our common stock.
     The Partnership may elect not to or may be unable to consummate an initial public offering or an initial private offering. Any public or private offering of interests by the Partnership will be made at the discretion of the managing general partner of the Partnership and will be subject to market conditions and to achievement of a valuation which the Partnership finds acceptable. Although the Partnership filed a registration statement with the SEC in February 2008, the Partnership subsequently requested that the registration statement be withdrawn, and there can be no assurance that the Partnership will file a new registration statement with the SEC in the future. An initial public offering is subject to SEC review of a registration statement, compliance with applicable securities laws and the Partnership’s ability to list Partnership units on a national securities exchange. Similarly, any private placement to a third party would depend on the Partnership’s ability to reach agreement on price and enter into satisfactory documentation with a third party. Any such transaction would also require third party approvals, including consent of our lenders under our credit facility and the swap counterparty under our Cash Flow Swap, which would be very expensive. The Partnership may never consummate any of such transactions on terms favorable to us, or at all. If no offering by the Partnership is ever made, it could impact the value, and certainly the liquidity, of our investment in the Partnership.
     If the Partnership does not consummate an initial public offering, the value of our investment in the Partnership could be negatively impacted because the Partnership would not be able to access public equity markets to fund capital projects and would not have a liquid currency with which to make acquisitions or consummate other potentially beneficial transactions. In addition, we would not have a liquid market in which to sell portions of our interest in the Partnership but rather would need to monetize our interest in a privately negotiated sale if we ever wished to create liquidity through a divestiture of our nitrogen fertilizer business. In addition, if the Partnership does not consummate an initial public offering by October 24, 2009, Fertilizer GP can require us to purchase its managing general partner in the Partnership. See “— If the Partnership does not consummate an initial offering by October 24, 2009, Fertilizer GP can require us to purchase its managing general partner interest in the Partnership. We may not have requisite funds to do so.”
     We have agreed with the Partnership that we will not own or operate any fertilizer business in the United States or abroad (with limited exceptions).
     We have entered into an omnibus agreement with the Partnership in order to clarify and structure the division of corporate opportunities between the Partnership and us. Under this agreement, we have agreed not to engage in the production, transportation or distribution, on a wholesale basis, of fertilizers in the contiguous United States, subject to limited exceptions (fertilizer restricted business). The Partnership has agreed not to engage in the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 bpd whose primary business is producing transportation fuels or the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business (refinery restricted business).
     With respect to any business opportunity other than those covered by a fertilizer restricted business or a refinery restricted business, we and the Partnership have agreed that the Partnership will have a preferential right to pursue such opportunities before we may pursue them. If the Partnership’s managing general partner elects not to cause the Partnership to pursue the business opportunity, then we will be free to pursue such opportunity. This provision and the non-competition provisions described in the previous paragraph will continue so long as we and certain of our affiliates continue to own 50% or more of the outstanding units of the Partnership.

     Our rights to receive distributions from the Partnership may be limited over time.
     As a holder of 30,333,333 special units (which may convert into general partner and/or subordinated general partner units if the Partnership consummates an initial public or private offering, and which we may sell from time to time), we are entitled to receive a quarterly distribution of $0.4313 per unit (or $13.1 million per quarter in the aggregate, assuming we do not sell any of our units) from the Partnership to the extent the Partnership has sufficient available cash after establishment of cash reserves and payment of fees and expenses before any distributions are made in respect of the IDRs. The Partnership is required to distribute all of its cash on hand at the end of each quarter, less reserves established by the managing general partner in its discretion. In addition, the managing general partner, Fertilizer GP, will have no right to receive distributions in respect of its IDRs (i) until the Partnership has distributed all aggregate adjusted operating surplus generated by the Partnership during the period from October 24, 2007 through December 31, 2009 and (ii) for so long as the Partnership or its subsidiaries are guarantors under our credit facility.
     However, distributions of amounts greater than the aggregate adjusted operating surplus generated through December 31, 2009 will be allocated between us and Fertilizer GP (and the holders of any other interests in the Partnership), and in the future the allocation will grant Fertilizer GP a greater percentage of the Partnership’s cash distributions as more cash becomes available for distribution. After the Partnership has distributed all adjusted operating surplus generated by the Partnership during the period from October 24, 2007 through December 31, 2009, if quarterly distributions exceed the target of $0.4313 per unit, Fertilizer GP will be entitled to increasing percentages of the distributions, up to 48% of the distributions above the highest target level, in respect of its IDRs. Therefore, we will receive a smaller percentage of quarterly cash distributions from the Partnership if the Partnership increases its quarterly distributions above the target distribution levels. Because Fertilizer GP does not share in adjusted operating surplus generated prior to December 31, 2009, Fertilizer GP could be incentivized to cause the Partnership to make capital expenditures for maintenance prior to such date, which would reduce operating surplus, rather than for expansion, which would not, and, accordingly, affect the amount of operating surplus generated. Fertilizer GP could also be incentivized to cause the Partnership to make capital expenditures for maintenance prior to December 31, 2009 that it would otherwise make at a later date in order to reduce operating surplus generated prior to such date. In addition, Fertilizer GP’s discretion in determining the level of cash reserves may materially adversely affect the Partnership’s ability to make cash distributions to us.
     Moreover, if the Partnership issues common units in a public or private offering, at least 40% (and potentially all) of our special units will become subordinated units. We will not be entitled to any distributions on our subordinated units until the common units issued in the public or private offering and our GP units have received the minimum quarterly distribution (“MQD”) of $0.375 per unit (which may be reduced without our consent in connection with the public or private offering, or could be increased with our consent), plus any accrued and unpaid arrearages in the minimum quarterly distribution from prior quarters. The managing general partner, and not CVR Energy, has authority to decide whether or not to pursue such an offering. As a result, our right to distributions will diminish if the managing general partner decides to pursue such an offering.
     The managing general partner of the Partnership has a fiduciary duty to favor the interests of its owners, and these interests may differ from, or conflict with, our interests and the interests of our stockholders.
     The managing general partner of the Partnership, Fertilizer GP, is responsible for the management of the Partnership (subject to our specified management rights). Although Fertilizer GP has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and holders of interests in the Partnership (including us, in our capacity as holder of special units), the fiduciary duty is specifically limited by the express terms of the partnership agreement and the directors and officers of Fertilizer GP also have a fiduciary duty to manage Fertilizer GP in a manner beneficial to the owners of Fertilizer GP. The interests of the owners of Fertilizer GP may differ from, or conflict with, our interests and the interests of our stockholders. In resolving these conflicts, Fertilizer GP may favor its own interests and/or the interests of its owners over our interests and the interests of our stockholders (and the interests of the Partnership). In addition, while our directors and officers have a fiduciary duty to make decisions in our interests and the interests of our stockholders, one of our wholly-owned subsidiaries is also a general partner of the Partnership and, therefore, in such capacity, has a fiduciary duty to exercise rights as general partner in a manner beneficial to the Partnership and its unitholders, subject to the limitations contained in the partnership agreement. As a result of these conflicts, our directors and officers may feel obligated to take actions that benefit the Partnership as opposed to us and our stockholders.
     The potential conflicts of interest include, among others, the following:
 • Fertilizer GP, as managing general partner of the Partnership, holds all of the IDRs in the Partnership. IDRs give Fertilizer GP a right to increasing percentages of the Partnership’s quarterly distributions after the Partnership has distributed all adjusted operating surplus generated by the Partnership during the period from October 24, 2007 through December 31, 2009, assuming the Partnership and its subsidiaries are released from their guaranty of our credit facility and if the quarterly distributions exceed the target of $0.4313 per unit. Fertilizer GP may have an incentive to manage the Partnership in a manner which preserves or increases the possibility of these future cash flows rather than in a manner that preserves or increases current cash flows.
• Fertilizer GP may also have an incentive to engage in conduct with a high degree of risk in order to increase cash flows substantially and thereby increase the value of the IDRs instead of following a safer course of action.
• The owners of Fertilizer GP, who are also our controlling stockholders and senior management, are permitted to compete with us or the Partnership or to own businesses that compete with us or the Partnership. In addition, the owners of Fertilizer GP are not required to share business opportunities with us, and our owners are not required to share business opportunities with the Partnership or Fertilizer GP.
• Neither the partnership agreement nor any other agreement requires the owners of Fertilizer GP to pursue a business strategy that favors us or the Partnership. The owners of Fertilizer GP have fiduciary duties to make decisions in their own best interests, which may be contrary to our interests and the interests of the Partnership. In addition, Fertilizer GP is allowed to take into account the interests of parties other than us, such as its owners, or the Partnership in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to us.
• Fertilizer GP has limited its liability and reduced its fiduciary duties under the partnership agreement and has also restricted the remedies available to the unitholders of the Partnership, including us, for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of our ownership interest in the Partnership, we may consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.
• Fertilizer GP determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, repayment of indebtedness, issuances of additional partnership interests and cash reserves maintained by the Partnership (subject to our specified joint management rights), each of which can affect the amount of cash that is available for distribution to us in our capacity as a holder of special units and the amount of cash paid to Fertilizer GP in respect of its IDRs.

• Fertilizer GP will also able to determine the amount and timing of any capital expenditures and whether a capital expenditure is for maintenance, which reduces operating surplus, or expansion, which does not. Such determinations can affect the amount of cash that is available for distribution and the manner in which the cash is distributed.
• In some instances Fertilizer GP may cause the Partnership to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions, which may not be in our interests.
• The partnership agreement permits the Partnership to classify up to $60 million as operating surplus, even if this cash is generated from asset sales, borrowings other than working capital borrowings or other sources the distribution of which would otherwise constitute capital surplus. This cash may be used to fund distributions in respect of the IDRs.
• The partnership agreement does not restrict Fertilizer GP from causing the nitrogen fertilizer business to pay it or its affiliates for any services rendered to the Partnership or entering into additional contractual arrangements with any of these entities on behalf of the Partnership.
• Fertilizer GP may exercise its rights to call and purchase all of the Partnership’s equity securities of any class if at any time it and its affiliates (excluding us) own more than 80% of the outstanding securities of such class.
• Fertilizer GP controls the enforcement of obligations owed to the Partnership by it and its affiliates. In addition, Fertilizer GP decides whether to retain separate counsel or others to perform services for the Partnership.
• Fertilizer GP determines which costs incurred by it and its affiliates are reimbursable by the Partnership.
• The executive officers of Fertilizer GP, and the majority of the directors of Fertilizer GP, also serve as our directors and/or executive officers. The executive officers who work for both us and Fertilizer GP, including our chief executive officer, chief operating officer, chief financial officer and general counsel, divide their time between our business and the business of the Partnership. These executive officers will face conflicts of interest from time to time in making decisions which may benefit either us or the Partnership.
     The partnership agreement limits the fiduciary duties of the managing general partner and restricts the remedies available to us for actions taken by the managing general partner that might otherwise constitute breaches of fiduciary duty.

     The partnership agreement contains provisions that reduce the standards to which Fertilizer GP, as the managing general partner, would otherwise be held by state fiduciary duty law. For example:
 • The partnership agreement permits Fertilizer GP to make a number of decisions in its individual capacity, as opposed to its capacity as managing general partner. This entitles Fertilizer GP to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or our affiliates. Decisions made by Fertilizer GP in its individual capacity will be made by the sole member of Fertilizer GP, and not by the board of directors of Fertilizer GP. Examples include the exercise of its limited call right, its voting rights, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment to the partnership agreement.
• The partnership agreement provides that Fertilizer GP will not have any liability to the Partnership or to us for decisions made in its capacity as managing general partner so long as it acted in good faith, meaning it believed that the decisions were in the best interests of the Partnership.
• The partnership agreement provides that Fertilizer GP and its officers and directors will not be liable for monetary damages to the Partnership for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that Fertilizer GP or those persons acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.
• The partnership agreement generally provides that affiliate transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of Fertilizer GP and not involving a vote of unitholders must be on terms no less favorable to the Partnership than those generally provided to or available from unrelated third parties or be “fair and reasonable.” In determining whether a transaction or resolution is “fair and reasonable,” Fertilizer GP may consider the totality of the relationship between the parties involved, including other transactions that may be particularly advantageous or beneficial to the Partnership.
     The Partnership has a preferential right to pursue corporate opportunities before we can pursue them.
     We have entered into an agreement with the Partnership in order to clarify and structure the division of corporate opportunities between us and the Partnership. Under this agreement, we have agreed not to engage in the production, transportation or distribution, on a wholesale basis, of fertilizers in the contiguous United States, subject to limited exceptions (fertilizer restricted business). In addition, the Partnership has agreed not to engage in the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 barrels per day whose primary business is producing transportation fuels or the ownership or operation outside the United States of any refinery (refinery restricted business).
     With respect to any business opportunity other than those covered by a fertilizer restricted business or a refinery restricted business, we have agreed that the Partnership will have a preferential right to pursue such opportunities before we may pursue them. If the managing general partner of the Partnership elects not to pursue the business opportunity, then we will be free to pursue such opportunity. This provision will continue so long as we continue to own 50% of the outstanding units of the Partnership.
     If the Partnership elects to pursue and completes a public offering or private placement of limited partner interests, our voting power in the Partnership would be reduced and our rights to distributions from the Partnership could be materially adversely affected.
     Fertilizer GP may, in its sole discretion, elect to pursue one or more public or private offerings of limited partner interests in the Partnership. Fertilizer GP will have the sole authority to determine the timing, size (subject to our joint management rights for any initial offering in excess of $200 million, exclusive of the underwriters’ option to purchase additional limited partner interests, if any), and underwriters or initial purchasers, if any, for such offerings, if any. Any public or private offering of limited partner interests could materially adversely affect us in several ways. For example, if such an offering occurs, our percentage interest in the Partnership would be diluted. Some of our voting rights in the Partnership could thus become less valuable, since we would not be able to take specified actions without support of other unitholders. For example, since the vote of 80% of unitholders is required to remove the managing general partner in specified circumstances, if the managing general partner sells more than 20% of the units to a third party we would not have the right, unilaterally, to remove the general partner under the specified circumstances.
     In addition, if the Partnership completes an offering of limited partner interests, the distributions that we receive from the Partnership would decrease because the Partnership’s distributions will have to be shared with the new limited partners, and the new limited partners’ right to distributions will be superior to ours because at least 40% (and potentially all) of our units will become subordinated units. Pursuant to the terms of the partnership agreement, the new limited partners and Fertilizer GP will have superior priority to distributions in some circumstances. Subordinated units will not be entitled to receive distributions unless and until all common units and any other units senior to the subordinated units have received the minimum quarterly distribution, plus any accrued and unpaid arrearages in the MQD from prior quarters. In addition, upon a liquidation of the Partnership, common unitholders will have a preference over subordinated unitholders in certain circumstances.
     If the Partnership does not consummate an initial offering by October 24, 2009, Fertilizer GP can require us to purchase its managing general partner interest in the Partnership. We may not have requisite funds to do so.
     If the Partnership does not consummate an initial private or public offering by October 24, 2009, Fertilizer GP can require us to purchase the managing general partner interest. This put right expires on the earlier of (1) October 24, 2012 and (2) the closing of the Partnership’s initial offering. The purchase price will be the fair market value of the managing general partner interest, as determined by an independent investment banking firm selected by us and Fertilizer GP. Fertilizer GP will determine in its discretion whether the Partnership will consummate an initial offering.
     If Fertilizer GP elects to require us to purchase the managing general partner interest, we may not have available cash resources to pay the purchase price. In addition, any purchase of the managing general partner interest would divert our capital resources from other intended uses, including capital expenditures and growth capital. In addition, the instruments governing our indebtedness may limit our ability to acquire, or prohibit us from acquiring, the managing general partner interest.
     Fertilizer GP can require us to be a selling unit holder in the Partnership’s initial offering at an undesirable time or price.
     If Fertilizer GP elects to cause the Partnership to undertake an initial private or public offering, we have agreed that Fertilizer GP may structure the initial offering to include (1) a secondary offering of interests by us or (2) a primary offering of interests by the Partnership, possibly together with an incurrence of indebtedness by the Partnership, where a use of proceeds is to redeem units from us (with a per-unit redemption price equal to the price at which a unit is purchased from the Partnership, net of sales commissions or underwriting discounts) (a “special GP offering”), provided that in either case the number of units associated with the special GP offering is reasonably expected by Fertilizer GP to generate no more than $100 million in net proceeds to us. If Fertilizer GP elects to cause the Partnership to undertake an initial private or public offering, it may require us to sell (including by redemption) a portion, which could be a substantial portion, of our special units in the Partnership at a time or price we would not otherwise have chosen. A sale of special units would result in our receiving cash proceeds for the value of such units, net of sales commissions and underwriting discounts. Any such sale or redemption would likely result in taxable gain to us. See “— Use of the limited partnership structure involves tax risks. For example, the Partnership’s tax treatment depends on its status as a partnership for federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat the Partnership as a corporation for federal income tax purposes or if the Partnership were to become subject to additional amounts of entity-level taxation for state tax purposes, then its cash available for distribution to us would be substantially reduced.”
     Our rights to remove Fertilizer GP as managing general partner of the Partnership are extremely limited.
     Until October 24, 2012, Fertilizer GP may only be removed as managing general partner if at least 80% of the outstanding units of the Partnership vote for removal and there is a final, non-appealable judicial determination that Fertilizer GP, as an entity, has materially breached a material provision of the partnership agreement or is liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership. Consequently, we will be unable to remove Fertilizer GP unless a court has made a final, non-appealable judicial determination in those limited circumstances as described above. Additionally, if there are other holders of partnership interests in the Partnership, these holders may have to vote for removal of Fertilizer GP as well if we desire to remove Fertilizer GP but do not hold at least 80% of the outstanding units of the Partnership at that time.
     After October 24, 2012, Fertilizer GP may be removed with or without cause by a vote of the holders of at least 80% of the outstanding units of the Partnership, including any units owned by Fertilizer GP and its affiliates, voting together as a single class. Therefore, we may need to gain the support of other unitholders in the Partnership if we desire to remove Fertilizer GP as managing general partner, if we do not hold at least 80% of the outstanding units of the Partnership.
     If the managing general partner is removed without cause, it will have the right to convert its managing general partner interest, including the IDRs, into units or to receive cash based on the fair market value of the interest at the time. If the managing general partner is removed for cause, a successor managing general partner will have the option to purchase the managing general partner interest, including the IDRs, of the departing managing general partner for a cash payment equal to the fair market value of the managing general partner interest. Under all other circumstances, the departing managing general partner will have the option to require the successor managing general partner to purchase the managing general partner interest of the departing managing general partner for its fair market value.
     In addition to removal, we have a right to purchase Fertilizer GP’s general partner interest in the Partnership, and therefore remove Fertilizer GP as managing general partner, if the Partnership has not made an initial private offering or an initial public offering of limited partner interests by October 24, 2012.
     The nitrogen fertilizer business may not have sufficient cash to enable it to make quarterly distributions to us following the payment of expenses and fees and the establishment of cash reserves.
     The nitrogen fertilizer business may not have sufficient cash each quarter to enable it to pay the minimum quarterly distribution or any distributions to us. The amount of cash the nitrogen fertilizer business can distribute on its units principally depends on the amount of cash it generates from its operations, which is primarily dependent upon the nitrogen fertilizer business selling quantities of nitrogen fertilizer at margins that are high enough to cover its fixed and variable expenses. The nitrogen fertilizer business’ costs, the prices it charges its customers, its level of production and, accordingly, the cash it generates from operations, will fluctuate from quarter to quarter based on, among other things, overall demand for its nitrogen fertilizer products, the level of foreign and domestic production of nitrogen fertilizer products by others, the extent of government regulation and overall economic and local market conditions. In addition:

• The managing general partner of the nitrogen fertilizer business has broad discretion to establish reserves for the prudent conduct of the nitrogen fertilizer business. The establishment of those reserves could result in a reduction of the nitrogen fertilizer business’ distributions.
• The amount of distributions made by the nitrogen fertilizer business and the decision to make any distribution are determined by the managing general partner of the Partnership, whose interests may be different from ours. The managing general partner of the Partnership has limited fiduciary and contractual duties, which may permit it to favor its own interests to our detriment.
• Although the partnership agreement requires the nitrogen fertilizer business to distribute its available cash, the partnership agreement may be amended.
• Any credit facility that the nitrogen fertilizer business enters into may limit the distributions which the nitrogen fertilizer business can make. In addition, any credit facility may contain financial tests and covenants that the nitrogen fertilizer business must satisfy. Any failure to comply with these tests and covenants could result in the lenders prohibiting distributions by the nitrogen fertilizer business.
• The actual amount of cash available for distribution will depend on numerous factors, some of which are beyond the control of the nitrogen fertilizer business, including the level of capital expenditures made by the nitrogen fertilizer business, the nitrogen fertilizer business’ debt service requirements, the cost of acquisitions, if any, fluctuations in its working capital needs, its ability to borrow funds and access capital markets, the amount of fees and expenses incurred by the nitrogen fertilizer business, and restrictions on distributions and on the ability of the nitrogen fertilizer business to make working capital and other borrowings for distributions contained in its credit agreements.
     If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions would make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business. We may in the future be required to sell some or all of our partnership interests in order to avoid being deemed an investment company, and such sales could result in gains taxable to the company.
     In order not to be regulated as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), unless we can qualify for an exemption, we must ensure that we are engaged primarily in a business other than investing, reinvesting, owning, holding or trading in securities (as defined in the 1940 Act) and that we do not own or acquire “investment securities” having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We believe that we are not currently an investment company because our general partner interests in the Partnership should not be considered to be securities under the 1940 Act and, in any event, both our refinery business and the nitrogen fertilizer business are operated through majority-owned subsidiaries. In addition, even if our general partner interests in the Partnership were considered securities or investment securities, we believe that they do not currently have a value exceeding 40% of the fair market value of our total assets on an unconsolidated basis.
     However, there is a risk that we could be deemed an investment company if the SEC or a court determines that our general partner interests in the Partnership are securities or investment securities under the 1940 Act and if our Partnership interests constituted more than 40% of the value of our total assets. Currently, our interests in the Partnership constitute less than 40% of our total assets on an unconsolidated basis, but they could constitute a higher percentage of the fair market value of our total assets in the future if the value of our Partnership interests increases, the value of our other assets decreases, or some combination thereof occurs.

     We intend to conduct our operations so that we will not be deemed an investment company. However, if we were deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and the price of our common stock. In order to avoid registration as an investment company under the 1940 Act, we may have to sell some or all of our interests in the Partnership at a time or price we would not otherwise have chosen. The gain on such sale would be taxable to us. We may also choose to seek to acquire additional assets that may not be deemed investment securities, although such assets may not be available at favorable prices. Under the 1940 Act, we may have only up to one year to take any such actions.
     Use of the limited partnership structure involves tax risks. For example, the Partnership’s tax treatment depends on its status as a partnership for federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat the Partnership as a corporation for federal income tax purposes or if the Partnership were to become subject to additional amounts of entity-level taxation for state tax purposes, then its cash available for distribution to us would be substantially reduced.
     The anticipated after-tax economic benefit of the Partnership’s master limited partnership structure depends largely on its being treated as a partnership for U.S. federal income tax purposes. Despite the fact that the Partnership is organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as the Partnership to be treated as a corporation for U.S. federal income tax purposes. If the Partnership proceeds with an initial public offering, current law would require the Partnership to derive at least 90% of its annual gross income for the taxable year of such offering, and in each taxable year thereafter, from specific activities to continue to be treated as a partnership for U.S. federal income tax purposes. The Partnership may find it impossible to meet this 90% qualifying income requirement or may inadvertently fail to meet such income requirement.
     To consummate an initial public offering, the Partnership will obtain an opinion of legal counsel that, based upon, among other things, customary representations by the Partnership, the Partnership will continue to be treated as a partnership for U.S. federal income tax purposes following such initial public offering. However, the ability of the Partnership to obtain such an opinion will depend upon a number of factors, including the state of the law at the time the Partnership seeks such an opinion and the specific facts and circumstances of the Partnership at such time. Therefore, there is no assurance that the Partnership will be able to obtain such an opinion and, thus, no assurance that we will be able to realize the anticipated benefits of the Partnership being a master limited partnership.
     If the Partnership consummates an offering and we sell units, or our units are redeemed, in a special GP offering, or the Partnership makes a distribution to us of proceeds of the offering or debt financing, such sale, redemption or distribution would likely result in taxable gain to us. We will also recognize taxable gain to the extent that otherwise nontaxable distributions exceed our tax basis in the Partnership. The tax associated with any such taxable gain could be significant.
     If an initial public offering is consummated, a subsequent change in the Partnership’s business could cause the Partnership to be treated as a corporation for federal income tax purposes or otherwise subject it to taxation as an entity. The Partnership is considering, and may consider in the future, expanding or entering into new activities or businesses. Gross income from any of these activities or businesses may not count toward satisfaction of the 90% qualifying income requirement for the Partnership to be treated as a partnership rather than as a corporation for U.S. federal income tax purposes.

     If the Partnership were to be treated as a corporation for U.S. federal income tax purposes, it would pay U.S. federal income tax on its income at the corporate tax rate, which is currently a maximum of 35%, and would pay state income taxes at varying rates. Because such a tax would be imposed upon the Partnership as a corporation, the cash available for distribution by the Partnership to its partners, including us, would be substantially reduced. In addition, distributions by the Partnership to us would also be taxable to us (subject to the 70% or 80% dividends received deduction, as applicable, depending on the degree of ownership we have in the Partnership) and we would not be able to use our share of any tax losses of the Partnership to reduce taxes otherwise payable by us. Thus, treatment of the Partnership as a corporation could result in a material reduction in our anticipated cash flow and the after-tax return to us.
     In addition, if an initial public offering is consummated, the law in effect at that time could change so as to cause the Partnership to be treated as a corporation for U.S. federal income tax purposes or otherwise subject it to entity-level taxation. For example, currently, at the federal level, legislation has been proposed that would eliminate partnership tax treatment for certain publicly traded partnerships.
     Although such legislation as currently proposed would not apply to the Partnership, it could be amended prior to enactment in a manner that does apply to the Partnership. At the state level, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. Specifically, beginning in 2008, the Partnership is required to pay Texas franchise tax at a maximum effective rate of 0.7% of its gross income apportioned to Texas in the prior year. Imposition of this tax by Texas and, if applicable, by any other state will reduce the Partnership’s cash available for distribution by the Partnership. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could result in a material reduction in our anticipated cash flow and the after-tax return to us.
     In addition, the sale of the managing general partner interest of the Partnership to an entity controlled by the Goldman Sachs Funds and the Kelso Funds was made at the fair market value of such general partner interest as of the date of transfer, as determined by our board of directors after consultation with management. Any gain on this sale by us is subject to tax. If the IRS or another taxing authority successfully asserted that the fair market value at the time of sale of the managing general partner interest exceeded the sale price, we would have additional deemed taxable income which could reduce our cash flow and adversely affect our financial results. For example, if the value of the managing general partner interest increases over time, possibly significantly because the Partnership performs well, then in hindsight the sale price might be challenged or viewed as insufficient by the IRS or another taxing authority.
     Additionally, when the Partnership issues units to new unitholders or engages in certain other transactions, the Partnership will determine the fair market value of its assets and allocate any unrealized gain or loss attributable to those assets to the capital accounts of the existing partners. As a result of this revaluation and the Partnership’s adoption of the remedial allocation method under Section 704(c) of the Internal Revenue Code (i) new unitholders will be allocated deductions as if the tax basis of the Partnership’s property were equal to the fair market value thereof at the time of the offering, and (ii) we will be allocated “reverse Section 704(c) allocations” of income or loss over time consistent with our allocation of unrealized gain or loss.
     Fertilizer GP’s interest in the Partnership and the control of Fertilizer GP may be transferred to a third party without our consent. The new owners of Fertilizer GP may have no interest in CVR Energy and may take actions that are not in our interest.

     Fertilizer GP is currently controlled by the Goldman Sachs Funds and the Kelso Funds. The Goldman Sachs Funds and the Kelso Funds collectively beneficially own approximately 73% of our common stock. Fertilizer GP may transfer its managing general partner interest in the Partnership to a third party in a merger or in a sale of all or substantially all of its assets without our consent. Furthermore, there is no restriction in the partnership agreement on the ability of the current owners of Fertilizer GP to transfer their equity interest in Fertilizer GP to a third party. The new equity owner of Fertilizer GP would then be in a position to replace the board of directors (other than the two directors appointed by us) and the officers of Fertilizer GP (subject to our joint rights in relation to the chief executive officer and chief financial officer) with its own choices and to influence the decisions taken by the board of directors and officers of Fertilizer GP. These new equity owners, directors and executive officers may take actions, subject to the specified joint management rights we have as a holder of special GP rights, which are not in our interests or the interests of our stockholders. In particular, the new owners may have no economic interest in us (unlike the current owners of Fertilizer GP), which may make it more likely that they would take actions to benefit Fertilizer GP and its managing general partner interest over us and our interests in the Partnership.